Exhibit 99.1

SUMMARY OF TERMS OF THE EMPLOYMENT AGREEMENT FOR
WILLIAM RUCKELSHAUS
Position and Term

The Employment Agreement provides for Mr. Ruckelshaus's employment as InfoSpace's President, beginning on November 11, 2010, and continuing for a term of one year (the "Term"). In addition, he will have the title of Acting Chief Executive Officer until the Board of Directors selects a permanent Chief Executive Officer. He will retain his position on the Board of Directors, but will not receive any additional compensation for such service other than the continued vesting of equity already awarded to him in his previous position as an independent Director.

Salary	Mr. Ruckelshaus's annual base salary will be $400,000.
Bonus	Mr. Ruckelshaus will receive a bonus of $150,000, which will be paid in four equal installments of $37,500 on the first payroll date following the end of each three-month period during the Term.
Equity	Mr. Ruckelshaus has been granted 32,509 restricted stock units that will vest each month of the Term in twelve equal amounts.
Benefits

Mr. Ruckelshaus will be eligible to participate in the standard benefits plans offered to employees (401(k), medical, disability, etc.) and to receive perquisites offered to similarly-situated executives.

Termination by Company for Cause or Voluntarily by Ruckelshaus

If Mr. Ruckelshaus's employment with the Company is terminated for Cause by the Company or voluntarily by him (other than for Good Reason), then he will receive the following:

(1) any unpaid salary due for periods prior to the termination date;

(2) all of his accrued and unused paid time off, if any, through the termination date; and

(3) following submission of proper expense reports by him, reimbursement for all expenses reasonably and necessarily incurred by him in connection with the business of the Company.

Termination by Company Without Cause or by Ruckelshaus for Good Reason

If, during the Term, Mr. Ruckelshaus's employment with the Company is terminated by the Company without Cause or if he terminates his employment for Good Reason, then, subject to certain requirements (in addition to the amounts described above under "Termination by Company for Cause or Voluntarily by Ruckelshaus"), he will receive the following:

(1) a severance payment equal to the greater of either (i) the remaining annual base salary for the Term, or (ii) 90 days of base salary;

(2) an additional severance payment equal to any remaining unpaid bonus for the Term;

(3) continued health (i.e., medical, vision, and dental) coverage and benefits under the Company benefit plans until the earlier of (i) the date he is no longer eligible to receive coverage under COBRA, or (ii) the end of the Term; and

(4) immediate vesting all of his then-unvested restricted stock unit grant and, in the event that he does not continue to serve on the Board following the termination, all of the then-unvested options and other equity awards issued to him as a Director.

Definition of "Good Reason"

"Good Reason" includes any of the following: (i) a material adverse change of Mr. Ruckelshaus's duties, position, responsibilities, title, or reporting relationship (excluding any change related to the appointment of a permanent CEO other than Mr. Ruckelshaus); (ii) a reduction of his base salary or bonus; (iii) the requirement that he relocate his primary work location more than 25 miles from Bellevue, Washington; or (iv) a material breach of the Employment Agreement by the Company.

In the event of a change of control of the Company, in addition to the above reasons, Good Reason includes (a) a substantial reduction of the facilities and perquisites available to Mr. Ruckelshaus, or (b) a material reduction in the kind or level of employee benefits to which he is entitled.

Definition of "Cause"

"Cause" includes any of the following: (i) any act of criminal or fraudulent misconduct by Mr. Ruckelshaus in connection with his responsibilities as an employee of the Company that is intended to result in his personal enrichment, (ii) any violation by him of the Company's Code of Conduct and Ethics, (iii) his arrest for or conviction of a felony or other crime that may materially reflect negatively on the Company, (iv) breach of a fiduciary duty owed by him to the Company or its stockholders, or (v) continued failure to diligently and reasonably perform his job duties and obligations.

Death and Disability

In the event of Mr. Ruckelshaus's death or termination due to disability during the Term, and subject to certain conditions, his beneficiary shall receive the amounts and benefits that would be due to him in the event of a termination of him by Company without Cause.